OphthaliX to Present at the Ophthalmology Futures European Forum

Petach Tikva, Israel, October 2, 2013 / OphthaliX Inc. (OTC BB: OPLI), announced today that Dr. Sari Fishman, Director of Clinical Affairs, will deliver a company presentation at the Ophthalmology Futures European Forum™ in Amsterdam, The Netherlands. The conference brings together a diverse panel of key members of the ophthalmology community, including those from the industry, academia and financial investment practices, to discuss the future of ophthalmological specialties.

Dr. Fishman’s presentation will start at 5:00 pm on October 3rd, 2013, and will include information on OphthaliX’s glaucoma development program, which is currently in Phase II clinical trials in the United States, Europe and Israel.

About OphthaliX Inc.

OphthaliX Inc. is a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. OphthaliX's product candidate, CF101, is being developed to treat three ophthalmic indications: dry eye syndrome; glaucoma; and uveitis.

About CF101

CF101, an A3 adenosine receptor agonist, is a novel, first in class, small molecule, orally bioavailable drug which demonstrated efficacy and an excellent safety profile in Phase II clinical studies. Through a service arrangement with its parent, Can-Fite, OphthaliX currently develops CF101 for the treatment of ophthalmic indications, including dry eye syndrome (Phase III), glaucoma (Phase II) and uveitis (initiating Phase II). CF101 is also developed by Can-Fite for the treatment of autoimmune inflammatory diseases, including, but not limited to, rheumatoid arthritis (Phase IIb) and psoriasis (Phase II/III).

Contact:

Barak Singer

barak@ophtahlix.com

+972-3-9241114

This release contains forward-looking statements regarding OphthaliX’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts and the timeliness of development activities, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. OphthaliX undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.